Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	Matt Beasley
	(405) 553-6984	(405) 558-4600

ENABLE MIDSTREAM REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

•	Increased first quarter 2016 per-day natural gas processed volumes by 6 percent compared to first quarter 2015

•	Increased first quarter 2016 crude oil gathered volumes by 22.13 thousand barrels per day (MBbl/d) compared to first quarter 2015

•	Increased first quarter 2016 Adjusted EBITDA and distributable cash flow (DCF) by 4 percent and 20 percent, respectively, compared to first quarter 2015

•
Announced a quarterly distribution of $0.318 per unit on all outstanding common and subordinated units and a prorated quarterly cash distribution of $0.2917 per unit on all outstanding 10% Series A Fixed-to-Floating Non-Cumulative Redeemable Perpetual Preferred Units ("Series A Preferred Units")

OKLAHOMA CITY (May 4, 2016) - Enable Midstream Partners, LP (NYSE: ENBL) today announced financial results for first quarter 2016. Net income attributable to common and subordinated units was $86 million for first quarter 2016, a decrease of $5 million, or 5 percent, compared to $91 million for first quarter 2015.

Adjusted EBITDA for first quarter 2016 was $215 million, an increase of $8 million, or 4 percent, compared to $207 million for first quarter 2015.

DCF for first quarter 2016 was $174 million, an increase of $29 million, or 20 percent, compared to $145 million for first quarter 2015.

The decrease in net income attributable to common and subordinated units was primarily a result of lower gross margin due to lower commodity prices, higher depreciation due to additional assets placed into service and increased interest expense as a result of higher debt balances offset by lower operation and maintenance and general and administrative expenses. These lower expenses were a result of lower payroll costs, lower integration costs and lower severance charges related to 2015 workforce reductions. The increase in Adjusted EBITDA is primarily a

Exhibit 99.1

result of lower operation and maintenance and general and administrative expenses and higher distributions from SESH offset by lower gross margin. The increase in DCF is primarily a result of higher Adjusted EBITDA and lower maintenance capital expenditures.

MANAGEMENT PERSPECTIVE

"Our efforts in 2016 continue to be focused on cost discipline and deploying capital efficiently," said Enable Midstream President and CEO Rod Sailor. "This focus, along with our strengthened balance sheet, will serve Enable well as we continue to navigate a challenging market environment.”

"Despite these market challenges, we continue to see a healthy level of drilling activity across our footprint with 29 rigs drilling wells that are contractually dedicated to Enable's gathering and processing system. Of these rigs, 22 are working in the prolific SCOOP and STACK plays and are dedicated to our super-header processing system which is uniquely positioned to serve producers across the Anadarko basin."

PARTNERSHIP QUARTERLY DISTRIBUTION

As previously announced by Enable on April 26, 2016, the board of directors of the partnership's general partner declared quarterly cash distributions with respect to first quarter 2016. Enable announced a prorated quarterly cash distribution of $0.2917 on all Series A Preferred Units outstanding and a quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units. The distributions will be paid May 13, 2016, to unitholders of record at the close of business on May 6, 2016.

BUSINESS HIGHLIGHTS

In the Gathering and Processing segment, producers continue to focus on high-returning plays such as the SCOOP and STACK where there are currently 22 rigs drilling wells that are contractually dedicated to Enable's gas gathering and processing systems. The previously announced 200 million cubic feet per day (MMcf/d) Bradley II processing plant located in Grady County, Oklahoma, is scheduled to be in service during the second quarter of 2016. In addition, Enable added 11,040 horsepower of compression in the STACK during the first quarter of 2016. In the Ark-La-Tex basin, 4 rigs continue to drill wells that are contractually dedicated to Enable's gas gathering and processing systems. In the Williston basin, Enable continues to increase crude gathered volumes by connecting new wells to its crude gathering systems.

The Transportation and Storage segment continues to provide significant, fee-based revenues during a time of volatile commodity prices and remains well-positioned to transport natural gas from the Texas Panhandle and Western Oklahoma to downstream markets. In the first quarter of 2016, Enable transported volumes under firm, fee-

Exhibit 99.1

based contracts on Enable Gas Transmission's (EGT) Bradley Lateral that were previously transported as interruptible volumes on Enable's intrastate transmission system. In addition, EGT's previously announced Line AD expansion is expected to be in service during the second quarter of 2017.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 3.05 trillion British thermal units per day (TBtu/d) for first quarter 2016, a decrease of 4 percent compared to 3.18 TBtu/d for first quarter 2015. The decrease was due primarily to lower gathered volumes in the Ark-La-Tex and Arkoma basins, partially offset by higher gathered volumes in the Anadarko basin. Much of the decrease in the Ark-La-Tex and Arkoma basins is expected to be offset by payments under minimum volume commitment contracts.

Natural gas processed volumes were 1.78 TBtu/d for first quarter 2016, an increase of 6 percent compared to 1.68 TBtu/d for first quarter 2015. The increase was primarily related to processed volume growth in the Anadarko basin, including growth from the liquids rich SCOOP and STACK plays.

Gross NGL production was 73.47 MBbl/d for first quarter 2016, an increase of 13 percent compared to 65.00 MBbl/d for first quarter 2015. The increase was primarily related to increased rich gas production in the Anadarko basin.

Crude oil gathered volumes were 28.85 MBbl/d for first quarter 2016, an increase of 22.13 MBbl/d compared to first quarter 2015. The increase was driven by the continued connection of new wells to the partnership’s crude gathering systems.

Interstate transportation firm contracted capacity was 7.17 billion cubic feet per day (Bcf/d) for first quarter 2016, a decrease of 8 percent compared to 7.82 Bcf/d for first quarter 2015. The decrease was primarily related to off-system contract expirations on the EGT interstate pipeline.

Intrastate transportation average deliveries were 1.68 TBtu/d for first quarter 2016, a decrease of 9 percent compared to 1.84 TBtu/d for first quarter 2015. The decrease was due in part to the completion of EGT's Bradley Lateral in the fourth quarter of 2015 that is now transporting volumes that were previously transported by Enable's intrastate transmission system.

FIRST QUARTER FINANCIAL PERFORMANCE

Gross margin was $314 million for first quarter 2016, a decrease of $10 million compared to $324 million for first quarter 2015.

Exhibit 99.1

Gathering and Processing segment gross margin was $168 million for first quarter 2016, a decrease of $11 million compared to $179 million for first quarter 2015. The decrease in Gathering and Processing margin was primarily related to lower commodity prices and lower processed volumes in the Ark-La-Tex basin. These decreases were partially offset by higher volumes in the Anadarko and Williston basins and an imbalance receivable associated with the annual fuel rate determination.

Transportation and Storage segment gross margin was $147 million for first quarter 2016, an increase of $2 million compared to $145 million for first quarter 2015. The increase in Transportation and Storage gross margin was primarily a result of higher margins related to unrealized gains on natural gas derivatives and an increase in gains on system optimization activities. These increases were partially offset by lower firm transportation revenues and decreased margins from off-system transportation revenues.

Operation and maintenance and general and administrative expenses were $115 million for first quarter 2016, a decrease of $15 million compared to $130 million for first quarter 2015. The decrease in operation and maintenance and general and administrative expenses was primarily a result of lower payroll costs, lower integration costs and lower severance charges related to 2015 workforce reductions.

Depreciation and amortization expense was $81 million for first quarter 2016, an increase of $8 million compared to $73 million for first quarter 2015. The increase was primarily due to additional assets placed into service.

Taxes other than income taxes were $15 million for first quarter 2016, a decrease of $2 million compared to $17 million for first quarter 2015.

Interest expense was $23 million for first quarter 2016, an increase of $3 million compared to $20 million for first quarter 2015. The increase was primarily due to an increase in the amount of debt outstanding.

Capital expenditures were $130 million for first quarter 2016, compared to $239 million for first quarter 2015. Expansion capital expenditures were $117 million for first quarter 2016, compared to $200 million for first quarter 2015. Maintenance capital expenditures were $13 million for first quarter 2016, compared to $39 million for first quarter 2015.

Exhibit 99.1

2016 OUTLOOK

Enable reaffirms its previously announced 2016 outlook, which is displayed below:

$ in millions, except volume numbers	2016 Outlook
Natural Gas Gathered Volumes (TBtu/d)	3.1 – 3.5
Natural Gas Processed Volumes (TBtu/d)	1.9 – 2.1
Crude Oil – Gathered Volumes (MBbl/d)	26.0 – 30.0
Adjusted EBITDA	$780 – $840
Adjusted Interest Expense, net	$110 – $120
Maintenance Capital	$105 – $125
Preferred Equity Distributions	$32
Distributable Cash Flow	$535 – $565
Coverage Ratio	1.0x or greater
Net Income Attributable to Common Unit Holders	$240 – $310

Outlook is based on the following price assumptions:

2016 Outlook
Natural Gas – Henry Hub ($/MMBtu)	$2.05 – $2.35
NGLs – Mont Belvieu, Texas ($/gal)	$0.30 – $0.34
NGLs – Conway, Kansas ($/gal)	$0.28 – $0.32
Crude Oil – WTI ($/Bbl)	$33.00 – $37.00

Enable also reaffirms its 2016 expansion capital outlook of $375 million. Expansion capital includes:

•	Approximately $300 million for gathering pipeline, compression and related capital

•	Approximately $50 million for processing plants

•	Approximately $25 million for transportation and storage projects, including an EGT expansion project

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing first quarter results is scheduled today at 10:00 a.m. Eastern. The dial-in number to access the conference call is 877-876-9176 and the conference call ID is ENBLQ116. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com/. Replays of the conference call will be available on Enable’s website.

Exhibit 99.1

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 12,400 miles of gathering pipelines, 13 major processing plants with approximately 2.3 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 85.0 billion cubic feet of storage capacity. For more information, visit EnableMidstream.com.

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures gross margin, Adjusted EBITDA and distributable cash flow in this press release based on information in its financial statements.

Gross margin, Adjusted EBITDA and distributable cash flow are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of gross margin to revenues, Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest and Adjusted EBITDA to net cash provided by operating activities, the most directly comparable GAAP financial measures, on a historical basis, as applicable, for each of the periods indicated. Enable believes that the presentation of gross margin, Adjusted EBITDA and distributable cash flow provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, revenue, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because gross margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in Enable’s industry, its definitions of gross margin, Adjusted EBITDA and

Exhibit 99.1

distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding Enable Midstream Partners’ strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, including statements regarding consummation of the purchase, repayment of indebtedness and expansion capital spending, are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Enable Midstream’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Enable Midstream assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. Enable Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets. These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Enable Midstream’s actual results and plans could differ materially from those expressed in any forward-looking statements.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,
	2016	2015
	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$245	$351
Service revenue	264	265
Total Revenues	509	616
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	195	292
Operation and maintenance	95	104
General and Administrative	20	26
Depreciation and amortization	81	73
Taxes other than income taxes	15	17
Total Cost and Expenses	406	512
Operating Income	103	104
Other Income (Expense):
Interest expense (including expenses from affiliates)	(23)	(20)
Equity in earnings of equity method affiliates	7	7
Other, net	—	1
Total Other Income (Expense)	(16)	(12)
Income Before Income Taxes	87	92
Income tax expense	1	1
Net Income	$86	$91
Less: Net income attributable to noncontrolling interest	—	—
Less: Series A Preferred Unit distributions	—	—
Net Income attributable to common and subordinated units	$86	$91

Basic earnings per unit
Common units	$0.21	$0.22
Subordinated units	$0.20	$0.21
Diluted earnings per unit
Common units	$0.19	$0.22
Subordinated units	$0.20	$0.21
Basic weighted average number of outstanding
Common units	214	214
Subordinated units	208	208
Diluted weighted average number of outstanding
Common units	235	214
Subordinated units	208	208

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2016	2015
	(In millions)
Reconciliation of Gross Margin to Revenues:
Revenues	$509	$616
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	195	292
Gross margin	$314	$324

Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to common and subordinated units:
Net income attributable to common and subordinated units	$86	$91
Add:
Depreciation and amortization expense	81	73
Interest expense, net of interest income	23	20
Income tax expense	1	1
EBITDA	$191	$185
Add:
Distributions from equity method affiliates(1)	20	12
Non-cash equity based compensation	2	3
Other non-cash losses	12	14
Less:
Other non-cash gains	(3)	—
Equity in earnings of equity method affiliates	(7)	(7)
Adjusted EBITDA	$215	$207
Less:
Adjustment for Series A Preferred Unit distribution, net (2)	(4)	—
Adjusted interest expense, net (3)	(23)	(22)
Maintenance capital expenditures	(13)	(39)
Current income taxes	(1)	(1)
Distributable cash flow	$174	$145
____________________

(1)
Distributions from equity method affiliates includes $7 million and $12 million return on investment and $13 million and zero return of investment for the three months ended March 31, 2016 and 2015, respectively. Equity in earnings of equity method affiliates, net of distributions only includes those distributions representing a return on investment.

(2)
This amount represents the prorated quarterly cash distribution on the Series A Preferred Units declared on April 26, 2016. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made. This amount is shown net of the amount of Series A Preferred Unit distributions recognized in the Condensed Consolidated Statements of Income.

(3)
Adjusted interest expense, net excludes the effect of the amortization of the premium on EOIT’s fixed rate senior notes. This exclusion is the primary reason for the difference between “Interest expense, net” and “Adjusted interest expense, net.”

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2016	2015
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$117	$188
Interest expense, net of interest income	23	20
Income tax expense	1	1
Equity in earnings of equity method affiliates, net of distributions(1)	—	(5)
Non-cash equity based compensation	(2)	(3)
Other non-cash items	—	1
Changes in operating working capital which (provided) used cash:
Accounts receivable	(24)	—
Accounts payable	87	9
Other, including changes in noncurrent assets and liabilities	(11)	(26)
EBITDA	$191	$185
Add:
Non-cash equity based compensation	2	3
Distributions from equity method affiliates(1)	20	12
Other non-cash losses	12	14
Less:
Other non-cash gains	(3)	—
Equity in earnings of equity method affiliates	(7)	(7)
Adjusted EBITDA	$215	$207
____________________

(1)
Distributions from equity method affiliates includes $7 million and $12 million return on investment and $13 million and zero return of investment for the three months ended March 31, 2016 and 2015, respectively. Equity in earnings of equity method affiliates, net of distributions only includes those distributions representing a return on investment.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended March 31,
	2016	2015
Operating Data:
Gathered volumes—TBtu	278	286
Gathered volumes—TBtu/d	3.05	3.18
Natural gas processed volumes—TBtu	162	151
Natural gas processed volumes—TBtu/d	1.78	1.68
NGLs produced—MBbl/d(1)	73.47	65.00
NGLs sold—MBbl/d(1)(2)	76.31	67.62
Condensate sold—MBbl/d	6.45	5.96
Crude Oil - Gathered volumes—MBbl/d	28.85	6.72
Transported volumes—TBtu	465	514
Transportation volumes—TBtu/d	5.11	5.72
Interstate firm contracted capacity—Bcf/d	7.17	7.82
Intrastate average deliveries—TBtu/d	1.68	1.84
____________________

(1)	Excludes condensate.

(2)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.